UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Kroger Co.

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Kroger Issues Statement Regarding Carl Icahn’s Intent to Nominate Two Director Candidates

Company highlights long-standing commitment to responsible sourcing of pork products

CINCINNATI, March 29, 2022 -- The Kroger Co. (NYSE: KR) today announced that Carl Icahn has submitted an intent to nominate two director candidates – Alexis C. Fox and Margarita Paláu-Hernández – to stand for election to the Kroger Board of Directors at the Company’s 2022 Annual Meeting of Shareholders. The date for the Annual Meeting has not been announced. Kroger shareholders are not required to take any action at this time.

The Company issued the following statement:

The Kroger Board and management team maintain regular communications with shareholders and other stakeholders on a range of matters, including those related to environmental, social and governance (ESG) matters, and welcome open engagement.

Kroger noted that it heard from Mr. Icahn for the first time on Friday, March 25, 2022, only days before he submitted his intent to nominate two director candidates. During this conversation, Mr. Icahn voiced his concerns regarding animal welfare and the use of gestation crates in pork production.

As America’s grocer, Kroger is committed to providing fresh, affordable food for everyone. Responsible sourcing throughout our supply chain is embedded in how we operate and is of the highest importance to our company. While Kroger is not directly involved in raising or the processing of any animals, we are committed to helping protect the welfare of animals in our supply chain. Kroger has an established Responsible Sourcing Framework to clearly define our policies, requirements and practices, including our Animal Welfare Policy, which articulates our expectation that all suppliers will have transitioned away from gestation crates by 2025.

Our Board of Directors prioritizes ESG matters that affect people, our planet and the food systems on which we all depend. Our Board and its committees have direct oversight of key ESG topics, including animal welfare, which is overseen by our Public Responsibilities Committee (PRC). The PRC regularly discusses the topic of animal welfare, given the Company’s commitment to source gestation crate-free pork and the need to provide affordable, fresh food to our customers. Kroger’s Animal Welfare strategy and implementation is overseen by a multi-disciplinary internal Animal Welfare Management Committee with representation from our Corporate Food Technology, Ethics and Compliance, Meat, Dairy and Egg Sourcing, and ESG teams.

Kroger regularly engages with key animal welfare groups, including the Humane Society of the United States. In early 2021, Kroger joined the Global Coalition for Animal Welfare (GCAW), the world’s first industry-led collaboration aimed at advancing animal welfare standards throughout the global food supply chain.

Kroger works closely with our key suppliers to understand animal welfare topics and make progress together toward our commitments. We also engage and solicit feedback from internal and third-party animal welfare subject matter experts, advocacy groups, and customers to support our goals.

The Corporate Governance Committee of Kroger’s Board will review the proposed nominees in accordance with its governance policies and practices, and the Board will present its formal recommendations in its preliminary proxy statement.

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including the goals of our animal welfare policy. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words "expect," “commit,” "continues," “will,” "strategy," and "goals." These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A and WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2022 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2022 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2022 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.kroger.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2022 Annual Meeting of Shareholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the Company’s 2022 annual meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s shareholders generally, will be set forth in the Company’s definitive proxy statement for the 2022 annual meeting of shareholders and the other relevant documents to be filed with the SEC.

Contacts

Media

Kristal Howard

Director of Media Relations / Corporate Communications

The Kroger Co.

(513) 762-1304

Andi Rose / Mahmoud Siddig / Allison Sobel

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors

Rob Quast

Director of Investor Relations

The Kroger Co.

(513) 762-4969